Exhibit 10.4

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Intermediate Supply Agreement

This Intermediate Supply Agreement is entered into, effective as of this 19th day of July, 2009 (the “Effective Date”) by and between

ViroPharma SPRL, a Belgium corporation, having a place of business at 37, Square de Meeûs, B-1000, Bruxelles, Belgium (hereinafter referred to as “VPS” or “Seller”)

and

Biotest AG, a corporation having a place of business at Landsteinerstrasse 5, 63303 Dreieich, Germany (hereinafter referred to as “Biotest” or “Purchaser”)

Both, VPS and BIOTEST may be referred to as the “PARTIES”

RECITALS

Whereas, BIOTEST wishes to purchase intermediates manufactured from human plasma as starting material, and whereas, VPS has access to human plasma and is interested to sell intermediates manufactured out of such plasma by toll manufacture; and

Whereas, BIOTEST has *** Sanquin Blood Supply Foundation (“Sanquin”) *** from *** in*** of ***.

Now, therefore, in consideration of the foregoing and the mutual promises contained herein the Parties agree as follows:

TERMS

1.	Purpose

a)	“Products” are defined as the intermediates manufactured by fractionation of plasma and specified by Appendix 1.

b)	“Plasma” (“Plasma for Fractionation”) is the liquid part of human blood donated by donors and which satisfies the definition of “Source Plasma”, as defined by the United States Food and Drug Administration (“FDA”) in 21 C.F.R. 640.60. ViroPharma agrees to use reasonable commercial efforts to ensure that the Plasma utilized in the production of the Products shall have been collected from sources approved by a European regulatory authority acceptable to each of the parties.

c)	BIOTEST acknowledges that the Products are manufactured on VPS’s behalf by Sanquin, located at Plesmanlaan 125, 1066 CX Amsterdam, Netherlands. Manufacturing site is the facility of CAF/DCF, Avenue de Tyraslaan 109, 1120 Brussels, Belgium.

2.	Sale of Products

2.1	Agreement to purchase and sell. During the Term of, and in accordance with the terms and conditions, of this Agreement, Seller shall sell and Purchaser shall purchase all of the Products (as defined above) produced by Sanquin on behalf of Seller from the Plasma provided by Seller to Sanquin that Seller does not require for use in clinical trials of its product candidates, as it may determine in its reasonable discretion, at the price, and upon the other terms, described in Appendix 2. Seller represents to Purchaser that the volume of Plasma to be processed on its behalf by Sanquin for the calendar year ending December 31, 2009 shall be approximately *** liters. Thereafter, and for all subsequent *** month periods during the term of this Agreement, Seller shall notify Purchaser prior to November 30 of the prior year of the volume of Plasma that is anticipated to be processed for Seller by Sanquin for the next succeeding twelve month period. Notwithstanding the foregoing, however, Purchaser agrees and acknowledges that the specific quantities of Products which it hereby agrees to purchase shall fluctuate throughout the Term, based on Seller’s requirements, and that Seller makes no commitment or guarantee to sell any set quantity of Products during the Term. Seller will estimate, on a periodic basis during the Term, the estimated volume and schedule for shipments of Products.

2.2	Purchaser’s Right of First Refusal for Plasma.

(a) If during the Term Seller determines to sell unprocessed Plasma to an unaffiliated third party, Seller agrees to offer such Plasma to Purchaser in accordance with the terms and conditions of this Agreement. In the event Seller determines to sell unprocessed Plasma, it shall first provide Purchaser with written notification (the “Notice”) of its offer to sell such Plasma, which Notice shall include at a minimum (i) the volume of Plasma it is willing to sell (the “Offered Plasma”), (ii) the aggregate purchase price for such Offered Plasma and (iii) the date by which Seller wishes to consummate such sale. Seller and Purchaser hereby agree that the purchase price per liter of Offered Plasma shall be equivalent to Seller’s acquisition cost for such Offered Plasma.

(b) Purchaser shall have a period of *** calendar days from the date of Seller’s notice to notify Seller in writing if it wishes to purchase some or all of the Offered Plasma on the terms set forth in the Notice. Such election shall be irrevocable and Purchaser shall be liable to Seller for the purchase price of such Offered Plasma. In the event Purchaser elects to purchase some or all of the Offered Plasma, the parties shall proceed in good faith and use their commercially reasonable efforts to consummate such transaction within the time frame stated in Seller’s Notice.

(c) In the event Purchaser declines to purchase any Offered Plasma, the Seller shall be permitted to proceed with a sale of such Offered Plasma to any third party on such other terms and conditions as Seller may elect. In no event shall any specific volume of Offered Plasma that Purchaser declines to purchase again be subject to this right of first refusal.

2.3	Seller’s Right of First Refusal for Fraction V Paste.

(a) During the Term, if Purchaser determines to sell any quantity of Fraction V Paste derived from Plasma supplied to Sanquin by Seller (the “Paste”) to a third party, other than as specified below in clause (b), Purchaser agrees to offer such Paste to Seller in accordance with the terms and conditions of this Agreement. In the event Purchaser determines to sell such Paste, it shall first provide Seller with written notification (the “Notice”) of its offer to sell the Paste, which Notice shall include at a minimum (i) the volume of Paste it is willing to sell (the “Offered Paste”), (ii) the aggregate purchase price for such Offered Paste and (iii) the date by which Purchaser wishes to consummate such sale. Seller and Purchaser hereby agree that the purchase price per liter of Offered Paste shall not exceed the fair market value of such Paste as determined at any time that this right of first refusal is triggered.

(b) Notwithstanding the foregoing right of first refusal, the Purchaser’s obligation to offer Seller the right to buy Paste shall not extend to the Fraction V Paste obtained from the residuals derived from the processing by Sanquin of an initial quantity of *** liters of U.S. Source Plasma owned by Seller.

(c) Seller shall have a period of *** calendar days from the date of Purchaser’s Notice to notify Purchaser in writing if it wishes to purchase some or all of the Offered Paste on the terms set forth in the Notice. In the event Seller elects to purchase some or all of the Offered Paste, the parties shall proceed in good faith and use their commercially reasonable efforts to consummate such transaction within the time frame and on the terms stated in the Notice. At the closing, (a) the Purchaser shall sell, transfer and deliver to the Seller or its designee full right, title and interest in and to the Offered Paste so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature and (b) Seller shall deliver to the Purchaser the purchase price of the Offered Paste.

(d) In the event Seller declines to purchase any Offered Paste, the Purchaser shall be permitted to proceed with the sale of such Offered Paste specified in the Notice within 120 days from the date of, and on the same terms set forth in, the Notice. If the Purchaser does not complete the sale of the Offered Paste within the 120-day period, or seeks to modify the terms of the sale as described in the Notice, the provisions of this Section shall again apply, and no transfer or sale of such Offered Paste shall be made otherwise than in accordance with the terms of this right of first refusal.

2.4	Invoices. From time to time during the Term, Seller shall deliver to Purchaser an invoice order reflecting the aggregate volume of Products to be purchased hereunder (an “Invoice”). Seller shall be entitled to deliver Invoices to Purchaser at such time as the transfer of title of the Products covered by each such Invoice occurs, as specified in Section 4(c) of this Agreement. Each Invoice shall specify the quantity of Products purchased and the corresponding delivery dates.

3.	Quality

The responsibility for the quality of the Products, and the specifications thereof, is regulated by a quality agreement between Biotest and Sanquin (the “Quality Agreement”). The responsibility for the quality of Plasma is regulated by an agreement between ViroPharma Biologics, Inc. (formerly Lev Pharmaceuticals, Inc.)(“VBI”) and Sanquin (the “VBI-Sanquin Agreement”). Biotest agrees that neither VPS nor VBI are a party to the Quality Agreement and shall have no responsibility for and incur no liability hereunder for failure of the Products to comply with any requirements of the

Quality Agreement. Nothing herein shall make Biotest a party to the VBI-Sanquin Agreement, granting Biotest any rights or remedies under such VBI-Sanquin Agreement nor shall Biotest be deemed a third-party beneficiary of the VBI-Sanquin Agreement.

4.	Delivery.

a)	From time to time during the Term, Seller shall deliver the Plasma from which Sanquin shall manufacture the Products to Sanquin at such locations as shall be determined by VPS and Sanquin. On behalf of Sanquin the Products are produced at the facility of CAF/DCF.

b)	From time to time during the Term, Seller shall generate and deliver to Purchaser an invoice for the volume of Products sold. Each such invoice shall specify the quantity of Products sold, the aggregate price for such Products and the date on which the Products shall be transferred to Purchaser. Seller agrees to consult with Purchaser regarding the quantity, frequency and timing of Products tendered for delivery; however Purchaser agrees and acknowledges that the exact quantity, frequency and delivery time for Product delivery is subject to the production output of Sanquin.

c)	The transfer of title, use and risk of loss for the Products shall occur at the designated shipment or transfer location of Seller. Transfer of title, use and risk of loss shall occur periodically during the Term at each time that Seller confirms to Purchaser that Sanquin is authorized to release a batch of *** and/or *** (as such terms are defined in Appendix 1) from its quality assurance procedures for shipment. Accordingly, any damages sustained beyond that point, will be the responsibility of Purchaser. In the event Purchaser is notified by Sanquin that a batch of Product (whether it is *** or *** ) has been released from quality assurance, it shall, prior to taking delivery of such batch of Product, notify Seller of such occurrence. In no event may Purchaser accept delivery of and title to any Products until the release of such Product batch is confirmed by Seller. Purchaser agrees to bear all costs of shipments, freight, insurance and all governmental taxes and duties incurred during shipping of the Products sold hereunder from the Seller shipping point to Purchaser’s designated receiving terminal.

d)	Products shall be packed by or on behalf of Seller in such a manner as to mitigate damage to the Products or containers during shipping and shall be tendered to Purchaser at Seller’s designated shipping point.

5.	Terms of Payment

The price and payment terms Seller and Purchaser have agreed upon are specified in Appendix 2.

6.	Receipt, Tests and Complaints

a)	The receipt, tests to be performed on Plasma, including NAT testing for HIV, HBV, HCV, HAV, and Parvo B19, respective documentation, and possible complaints, as well as handling of look-backs and Post Donation Information are the responsibility of Sanquin pursuant to the VPS-Sanquin Agreement.

b)	The location for the receipt of Products purchased hereunder by Purchase is: BIOTEST at its manufacturing site at Dreieich, Germany for purchases of *** and CAF/DCF for purchases of *** at its manufacturing site at Brussels, Belgium for further manufacturing. Purchaser may, upon prior written notice to Seller, select other receiving locations for Products.

c)	Purchaser reserves the right for up to 90 days from date of delivery to inspect Products for deficiencies. In the event a shipment of Products does not comply with the requirements of this Agreement because of any failure of the Plasma to comply with the warranty provided in Section 7.1(i) below, Purchaser may reject all or party of such shipment by promptly notifying Seller in writing of such alleged defect in reasonably sufficient detail. The nonconforming shipment or portion thereof shall be held for Seller’s disposition, or shall be returned to Seller, in each case at Seller’s expense, as directed by Seller. Purchaser shall not be obligated to buy or pay for any shipment which does not comply with the specifications or is otherwise not as warranted. Purchaser shall receive a full credit for any rejected shipment, which shall include Purchaser’s shipping costs, which shall be Purchaser’s sole remedy hereunder. In the event the Products are not accepted for any reason other than the failure of the Plasma to satisfy the warranty of Seller in Section 7.1(i), Purchaser shall not have any recourse against Seller, shall be liable to the Seller for the prompt payment of the purchase price of such Products and shall be limited to pursuing any remedies it may have pursuant to the Quality Agreement or such other agreement it may have with Sanquin.

7.	Representations and Warranties

7.1 Seller’s Warranties. Seller warrants that (i) all Plasma provided to Sanquin shall be Source Plasma, as defined above, and (ii) all Products delivered pursuant to this Agreement shall be manufactured for it by or on behalf of Sanquin.

Seller further warrants that it shall (a) to the extent permitted by Governmental Authorities: report serious failures and exceptional incidents to Purchaser; inform Purchaser immediately about measures taken against it or its suppliers by Governmental Authorities concerning the Products; and (b) use commercially reasonable efforts to ensure the source and traceability of individual plasma units; implement a quality assurance system including a look-back system and relevant contractual terms with its suppliers.

SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

7.2	Mutual Representations. Each Party represents that:

(a)	Such Party is a corporation duly organized, validly existing, and in good standing under the laws of jurisdiction in which it is incorporated.

(b)	Such Party has the corporate and legal power and authority to enter into this Agreement and to perform its obligations hereunder, and such Party has undertaken all necessary corporate action to authorize the execution and delivery of this Agreement and to perform its obligations hereunder. This Agreement, once executed and delivered by the Parties shall constitute a valid and binding obligation enforceable against each Party in accordance with the terms hereof.

(c)	Such Party has not made and, during the term of this Agreement, will not make any commitments to any other person or entity that is or may be inconsistent or in conflict with any rights granted under this Agreement.

7.3 Purchaser Acknowledgement. Purchaser agrees that the requirements for the applicable dating period and for how the Products shall be processed, stored, tested, packaged, labeled and shipped in accordance with good manufacturing practices, pursuant to regulations prescribed by the respective Government Authorities and all other applicable standards, and methods, practices, procedures and directives, requirements and specifications stated or referred to therein shall be terms and conditions of the Quality Agreement and Seller makes no representations or warranties hereunder concerning the subject matter of this Section 7.3.

7.4 Purchaser represents and warrants that Purchaser has ***, and ***, to *** from*** in *** of ***.

8.	Limitation of Liability and Indemnification

8.1 Limitation of Liability.

The liability of Seller for any damages resulting from its breach of this Agreement shall not exceed the purchase price for the Products received by Seller during the twelve month period immediately prior to the date of claim. After transfer of title for Products, Seller shall not be liable for damages attributable to said Products due to unsatisfactory storage, transport, or further manufacturing. Except for a breach of confidentiality obligations as set forth in the Non-Disclosure Agreement or as may arise pursuant to the indemnification obligations under this Agreement, in no event shall either of the Parties hereto be liable to the other for payment of any consequential, punitive, incidental or special damages incurred by the other Party.

8.2 Indemnity.

a. Purchaser’s Obligation. Purchaser shall defend, indemnify and hold harmless Seller, affiliated companies of Seller and the directors, officers, employees and agents of Seller (each a “Seller Indemnified Party”) from and against all liability, loss, costs, claims, damages, expenses, judgments, awards and settlements, including, without limitation, actual attorneys’ fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a Seller Indemnified Party may incur by reason of or arising out of any claim made by any third party, resulting from or with respect to (i) the material breach of this Agreement by Purchaser or any other person for whose actions Purchaser is liable under applicable law; (ii) the gross negligence or intentional misconduct or omission of Purchaser or any employee, contractor, or authorized representative of Purchaser; or (iii) the harmful or unsafe effect of any drug or other product owned or to which rights are held by Purchaser; provided, however, that this indemnification shall not extend to any claims arising out of a material breach of this Agreement by Seller or any other person for whose actions Seller is liable under applicable law; or the gross negligence or intentional misconduct or omission of Seller in connection with this Agreement.

b. Seller’s Obligation. Seller shall defend, indemnify and hold harmless Purchaser, affiliated companies of Purchaser and the directors, officers, employees and agents of Purchaser (each a “Purchaser Indemnified Party”), from and against all liability, loss, costs, claims, damages, expenses, judgments, awards and settlements, including, without limitations, actual attorneys’ fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a Seller indemnified Party may incur by reason of or arising out of any claim made by any third party resulting from or with respect to (i) material breach of this Agreement by Seller or any other person for whose actions Seller is liable under applicable law, or (ii) the gross negligence or intentional misconduct or omission of Seller or any employee, contractor, or authorized representative of Seller; provided, however, that this indemnification shall not extend to any claims arising out of a material breach of the Agreement by Purchaser or any other person for whose actions Purchaser is liable under applicable law; or the gross negligence or intentional misconduct or omission of Purchaser in connection with this Agreement.

c. Condition to Indemnity. The obligations to indemnify, defend and hold harmless set forth in this Section shall not apply to the Party to be indemnified (the “Indemnified Party”) unless the Indemnified Party (i) promptly notifies the Party providing such indemnification (the “Indemnifying Party”) of any matters in respect of which the indemnity may apply and of which the Indemnified Party has knowledge; (ii) gives the Indemnifying Party, at the Indemnifying Party’s option, full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the Indemnifying Party shall not settle any such claim or action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such settlement include as an unconditional term thereof the giving by the claimant of an unconditional release from all liability in favor of the Indemnified Party; and (iii) cooperates with the Indemnifying Party, at the Indemnifying Party’s cost and expense, in the defense or settlement thereof. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the Indemnifying Party is prejudiced thereby. In addition, the Indemnified Party may, at its own expense, participate in its defense of any claim.

9.	Extraordinary Risks

Purchaser acknowledges that when Products prepared from human blood or plasma are administered, the potential for the transmission of infectious agents (such as viruses or other infectious particles, and including infectious agents that may not have been discovered or characterized at this time) cannot be totally eliminated, despite stringent controls applied in the selection of blood and plasma donors and prescribed manufacturing standards used at blood and plasma collection centers, testing laboratories and fractionation facilities. Accordingly, Purchaser agrees that any claims resulting from or alleging such transmission of infectious agents are NOT intended to be covered by the indemnification provisions of Section 8.2.

10.	Confidentiality

The Parties hereby adopt the terms of the “Non-Disclosure Agreement” which was executed on August 20, 2007 by Biotest and Lev Pharmaceuticals, Inc., the provisions of which are incorporated by reference herein.

11.	Term and Termination of Agreement

a)	Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2014 (the “Term”) unless terminated earlier in accordance with this Agreement. Articles 6, 7, 8, 9, 10, 11, 12, and 13 shall survive termination or expiration of this Agreement and remain in full force and effect to the degree necessary to permit their complete fulfillment or discharge.

b)	Renewal. This Agreement shall be executed by mutual signatures of the Parties. This Agreement will be automatically extended for an additional two years unless it is cancelled by either of the parties in writing on or before December 31, 2013.

c)	Termination for Cause. Either Party shall have the right to immediately terminate this Agreement in the event the other Party fails to perform any of its material obligations under this Agreement and such failure to perform is not cured within 30 days of written notice of such failure; provided, however correction of a breach by Purchaser for non-payment must be made within 30 business days. Non payment shall not be considered a breach in the event of (1) a payment dispute, in good faith, in accordance with terms and conditions of Appendix 2 and/or (2) a breach by Seller of its warranty set forth in Section 7.1(i). The right of any Party to terminate this Agreement pursuant to this section shall not be affected in any way by its waiver or failure to take action with respect to any prior default. The Party not in default shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity. A termination shall not relieve a Party from any obligations that survive termination or expiration of this Agreement.

d)	Other Termination Provisions. Either Party may immediately terminate this Agreement if the other Party: (i) admits in writing that it is unable to pay its debts as they become due; (ii) starts a proceeding, or indicates its acquiescence to a proceeding started by another, relating to it under any bankruptcy, reorganization, rearrangement, insolvency, readjustment or debt, dissolution, liquidation or similar law; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver, trustee or liquidator for a substantial part of its property; (v) files, or has filed against it, a petition in bankruptcy, reorganization, rearrangement or insolvency which, if filed against it, is not dissolved or dismissed within ninety (90) days after filing; or (vi) had entered against it an order by a court of competent jurisdiction appointing a receiver, trustee or liquidator for it or a substantial part of its property, or approving its dissolution or termination, and if not consented to or acquiesced in by such Party, such order in not vacated or set aside or stayed within ninety (90) days.

12.	Remedies for Non-Performance

a)	In the event Purchaser fails to timely pay any invoice for Products, except in the event of (i) a good faith payment dispute in accordance with Appendix 2 and/or (ii) a breach by Seller of its warranty set forth in Section 7.1(i),upon the expiration of the twenty (20) day cure period, Seller will have no further obligation to sell Products to Purchaser, and Purchaser will be liable to purchase from Seller all amounts of Products deliverable hereunder during the remaining Term of this Agreement, which amount shall be based on a per annum Product yield equal to either *** liters or if greater, the volume of Products actually purchased by Purchaser during the *** month period immediately prior to the termination date.

b)

In the event the Seller or Purchaser is in breach of any provision, other than non-payment by Purchaser and such breach remains uncured following thirty (30) days’ written notice to the breaching party, the non-breaching party shall have the right to immediately terminate this agreement upon written notice to the breaching party. In addition, Purchaser or the Seller shall have the right to exercise any and all other rights and remedies available to it, whether arising at law or in equity or arising under this agreement. This provision does not apply to Product rejected by Purchaser, the sole remedy for which is set forth in Section 6(c).

c)	Intentionally omitted.

d)	The rights and remedies available to Purchaser or the Seller under this agreement or any other agreement among the parties are cumulative and the exercise of any right or remedy shall not preclude or dismiss Purchaser’s or the Seller’s right to pursue any other or additional right or remedy, including, without limitation, any claim for damages. The failure to exercise any right or remedy in the event of any breach or default shall not constitute a waiver or adversely affect Purchaser’s or the Seller’s right to exercise any right or remedy in the future for the same or any other breach or default in the future.

e)	Purchase of Closing Inventory. At the termination or expiration of this agreement, the Seller shall sell, and Purchaser is obligated to buy from the Seller, the Seller’s inventory of Products collected for Purchaser prior to the termination or expiration of this Agreement, provided such Products meet Seller’s warranties set forth in this Agreement, and such Products shall be purchased at the same price that Purchaser was paying Seller prior to the termination or expiration of the Agreement. The volumes of Product processed for Seller during the *** period prior to such termination or expiration date and the volume of Product deliverable upon the completion of processing of unprocessed Plasma collected by Seller prior to such termination or expiration date will constitute the Closing Inventory.

13.	Force Majeure

a)	The performance of Purchaser and Seller hereunder is subject to all contingencies except those beyond the direct control of the non-performing Party, and neither Party shall be considered in default in the performance of its obligations hereunder (other than the obligation to make payment of money hereunder) or be liable in damages or otherwise for any failure or delay in performance which is due to: strikes, lockouts, concerted acts of workers or other industrial disturbances, fires, explosions, floods, or other natural catastrophes, civil disturbances, riots, or armed conflict, whether declared or undeclared, curtailment, shortage, or allocation, of normal sources of supply, including without limitation the manufacturing of Products by Sanquin, labor, materials, transportation, energy, or utilities, accidents, acts of God, sufferance of or voluntary compliance with acts of government or governmental regulation, whether or not valid, embargoes, quotas, seizures, restrictions, or actions of or rejections by inspectors or retentions of goods by customs authorities or any other similar, or dissimilar cause which is beyond the reasonable control of the non-performing party (“Force Majeure”). The Parties shall continue to perform this Agreement promptly following the cessation of the Force Majeure event.

b)	In the event the establishment or product licenses under which the Plasma or Products are processed by Seller’s Plasma suppliers or Sanquin shall be revoked by the respective Government regulatory Authorities, this Agreement shall automatically terminate, without penalty to any Party and neither Party shall be further liable to the other.

c)	In the event licenses of establishments, and/or Products, and/or Plasma, or either of them, under which the Products or Plasma are processed are suspended by the respective Government regulatory Authorities, the performance by both Parties under this Agreement shall be similarly suspended during the applicable appeal periods for Purchaser or Seller to contest such revocation or suspension. Any appeal of such suspension or revocation shall be at the option of the relevant Party. To the extent permitted by the respective Government regulatory Authorities, Purchaser may continue to utilize the Products from stocks in its possession or in transit.

14.	General Provisions

a)	All costs, taxes, fees, and charges being accrued from this Agreement to a Party shall be covered by this Party itself.

b)	This Agreement constitute the entire Agreement between the parties relating to the subject matter herein, and all prior proposals, discussions and writings by and between the parties and relating to the subject matter herein are superseded hereby, except for the Confidentiality Agreement previously entered into. None of the terms of this Agreement shall be deemed to be waived or amended by either Party unless such waiver or amendment is written and signed by the Parties, and recites specifically that it is a waiver of, or amendment to, the terms of this Agreement.

d)	In the event any portion of this Agreement is declared void or invalid by a court or tribunal of competent jurisdiction, such provision shall be modified or severed from this Agreement, and the remaining provisions shall remain in effect, unless the effect of such severance would be to alter substantially this Agreement or the obligations of the parties, in which case this Agreement may be immediately terminated.

e)	The relationship between Purchaser and Seller is, and during the term hereof shall be, that of buyer and seller. Seller is in no way the partner, legal representative or agent of Purchaser for any purpose whatsoever and has no right or authority to incur, assume, or create, in writing or otherwise, any warranty, liability or obligation of any kind, expressed or implied, in the name of, or on behalf of Purchaser.

f)	All notices or other communications required or permitted to be given or made under this Agreement may be effected by personal delivery in writing, which shall then be deemed communicated the same day as the personal delivery thereof, or by registered or certified mail, postage prepaid, return receipt requested, which shall then be deemed communicated five (5) days from the mailing thereof. Notices shall be addressed to the parties at the address given at the top of this Agreement or at such address as the respective parties may hereafter designate to the other in writing.

g)	This Agreement shall be governed by and construed in accordance with Belgian law and all disputes in relation to this Agreement shall be submitted to the competent Court of Brussels.

h)	This Agreement shall become effective only upon execution and acceptance by Purchaser and Seller.

i)	This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

j)	The subject headings of the paragraphs and subparagraphs of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

k)	Except as otherwise set forth herein, this Agreement shall not be assignable by either Party hereto, either voluntarily or by operation of law or otherwise, without the prior written consent of the other Party. Any assignment without prior written consent is void. Notwithstanding the foregoing, Seller or Purchaser may assign or transfer this Agreement (i) to a successor entity, solely in the event of an acquisition, consolidation, asset sale or merger by or with another entity, upon ten (10) days prior written notice to Seller; or (ii) to an Affiliate of the Seller or Purchaser.

l)	This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

m)	Nothing in this Agreement, whether expressed or implied, is intended to confer any right or remedies under or by reason of this Agreement of any persons other than the parties to it and their respective successors and assigns, nor is this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

n)	Each Party represents and warrants that it has the right, legal capacity and authority to enter into this Agreement and that the execution of this Agreement has been duly authorized.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first set forth above.

Biotest AG, Dreireich, Germany	ViroPharma SPRL

/s/ Dr. M. Reinecke	/s/ Marco Carli
ppa. Dr. M. Reinecke	By:	Marco Carli
	Title:	General Manager
Biotest AG, Dreieich, Germany

/s/ Dr. G. Flob
ppa. Dr. G. Flob

List of Appendices

Appendix 1: Specification of Products

Appendix 2: Price and Payment Terms

Appendix 1 of the Intermediate Supply Agreement

Specification of Products

***

Specification of ***:

Yields and quality according to specifications regulated between SANQUIN and BIOTEST in the Quality Agreement. *** is stored at temperatures below minus 25°C at all times and shipped by temperatures below minus 25°C. Plasma complies with the European monography “Human Plasma for Fractionation”.

***

Specification of ***:

Yields and quality according to specifications regulated between SANQUIN and BIOTEST in the Quality Agreement. Plasma complies with the European monography “Human Plasma for Fractionation”.

Appendix 2 of the Intermediate Supply Agreement

Price and Payment Terms

Price

The price for the Products delivered from the Effective Date until the such date that Sanquin has processed *** liters of Plasma for VPS (the “Designated Volume”) shall be *** Euro per liter of Plasma processed by Sanquin for VPS.

The parties shall commence negotiations approximately *** before the Designated Volume is achieved (based on forecasts)in order to determine the purchase price for the Products for the remaining term of this Agreement. The purchase price per liter of processed Plasma following achievement of the Designated Volume shall be agreed to by the parties provided that the parties shall take into account both (i) historical fluctuations in processing yield results and (ii) inflation (utilizing an index acceptable to both parties).

All negotiations shall be undertaken in good faith by each Party with the purpose of and intent to agree to a fair and reasonable price reflective of the then current fair market price for Products. The Parties shall take into account in such negotiations the then current economic conditions and trends, within the human plasma industry and otherwise, market prices, cost indices and other applicable factors. The Parties agree that promptly upon the conclusion of the price review, they will document and execute an amendment to this Appendix 2 in order to evidence the agreed upon Product Price for the remaining term of this Agreement.

In the event that the costs incurred by the Seller in the collection, packaging, sampling, labeling, testing, processing or storage of plasma are increased to any extent above the cost in effect as of the date of this Agreement as a result of a modification by Purchaser of its specifications or pursuant to requirements of a Government Authority (or other regulatory body), then the purchase price per liter shall be increased to the extent properly allocable to the Products sold to Purchaser under this agreement, using generally accepted cost accounting principles. All prices are DDP (Incoterms 2000) warehouse Sanquin as determined by Sanquin.

Payment

Invoices must show the order number of BIOTEST’s purchase order/s and shall be sent to “Zentraler Rechnungseingang” of BIOTEST (at the address set forth in the Agreement) in duplicate.

Payment is due *** days from the date of invoice. All Payments shall be made in Euros in immediately available funds) wired into Seller’s designated bank account.

Late Charges. If any undisputed amount due is not paid on or before the due date for any reason, VPS may accrue interest on such overdue amount at the lesser of the maximum amount allowed by law or eight percent (8%) per annum, from the date such undisputed amount was due until the date paid.

Payment Disputes. If BIOTEST in good faith believes that some portion of the amount invoiced was in error, BIOTEST will pay all undisputed amounts and will notify VPS in writing of its dispute within *** days of receipt of the invoice, specifying in reasonable detail, as defined herein, the nature of the dispute and the portion of the invoiced amount disputed. VPS will respond in writing to any notice of dispute within *** days, and within thirty (30) days of resolution between the Parties, BIOTEST will pay to VPS all amounts that were previously withheld and remain due per the Parties’ resolution.